Putnam California Tax Exempt Income Fund, March 31, 2015, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	   24,199
Class B		  98
Class C   	 679
Class M		  50

72DD2 (000s omitted)

Class Y	    1,156

73A1

Class A	    	   .157772
Class B	    	   .131529
Class C	    	   .125070
Class M 	    	   .146052

73A2

Class Y	    	   .166696

74U1	(000s omitted)

Class A	     152,836
Class B	         733
Class C	       5,554
Class M	         345

74U2	(000s omitted)

Class Y	       7,008

74V1

Class A		   8.31
Class B		   8.30
Class C		   8.35
Class M		   8.28

74V2

Class Y		   8.33


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.